Exhibit 99.1

Chaparral Files For Chapter 11 Protection

Oklahoma City, May 9, 2016 — Chaparral Energy LLC, today announced that it has voluntarily filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court of Delaware. The Chapter 11 filing will facilitate the restructuring of the company’s balance sheet, as it continues to work through negotiations of a debt to equity exchange with its bondholders and lenders with the objective of reducing its bondholder debt by approximately $1.2 billion.

“The dramatic decrease in oil and natural gas prices over the last two years has presented numerous challenges for the industry as a whole. Chaparral continues to believe in the outstanding potential of our employees and our Mid-Continent assets and EOR programs. The continued depressed price environment, however, coupled with our existing debt levels have severely limited the company’s overall operational ability,” said Chief Executive Office Mark Fischer. “By significantly reducing our debt and restructuring our balance sheet, Chaparral will be better positioned to not only weather this down environment, but also increase our long-term financial security and better position us for long-term success.”

Chaparral has filed a series of motions with the court that, when granted, will enable the company to maintain its operations as usual, without interruption throughout the restructuring process. Included in these first day motions are requests to continue to pay employee wages, honor existing employee benefit programs and pay royalties to mineral owners under the terms of the applicable agreements.

The company has also filed motions seeking authority to pay expenses associated with production operations and drilling and completion activities, as well as costs associated with gathering, processing, transportation, marketing and those related to joint interest billing for non-operated properties.

Court filings and additional restructuring information is available on the company’s website at chaparralenergy.com/restructuring. Chaparral has also set up a toll-free hotline to answer employee, vendor and royalty owner questions, which is available Monday through Friday, 8 a.m. to 5 p.m. Central Standard Time at 888-830-4659 (internationally at 310-751-2644).

Exhibit 99.1

Latham & Watkins LLP is serving as legal counsel and Evercore has been engaged as financial advisor to Chaparral. Opportune LLP is the company’s restructuring advisor.

About Chaparral

Founded in 1988 and headquartered in Oklahoma City, Chaparral is a pure play Mid-Continent independent oil and natural gas exploration and production company. The company has capitalized on its sustained success in the Mid-Continent area in recent years by expanding its holdings to become a leading player in the liquids-rich Mississippi Lime and STACK, which is home to multiple oil-rich reservoirs including the Oswego, Meramec, Osage, Woodford and Hunton formations. Chaparral is also the nation’s third-largest carbon dioxide enhanced oil recovery producer based on number of active projects. This position is underscored by its activity in the world-class North Burbank Unit in Osage County, Oklahoma, which is the largest oil recovery unit in the state. For more information, please visit chaparralenergy.com.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

Media Contact
Brandi Wessel Manager – Corporate Communications405-426-6657brandi.wessel@chaparralenergy.comInvestor Contact
Joe Evans Chief Financial Officer405-426-4590joe.evans@chaparralenergy.com